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                                                                     Exhibit 2.1

               DATED        29th         April              1999


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                                   AGREEMENT
                       for the sale and purchase of the
                               share capital of
                                 TVP Group Plc

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                                      l-g

                                   190 Strand
                                London WC2R 1JN
                              Tel: 0171 379 0000
                              Fax: 0171 379 6854
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2


                                   Ref: TJC
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DATED:                                                               29th April

       99

PARTIES:

1.   "Vendors": the persons whose names and addresses are set out in Column 1 of
      --------
     Schedule 1;

2. "Minority Vendors" the persons whose names and addresses are set out in Column 2 of Schedule 1;

3.   "Purchaser": Four Media Company (UK) Limited (registered in England under
      ----------
      no. 3755028) whose registered office is at 190 Strand, London WC2R 1JN

     OPERATIVE PROVISIONS

1.   DEFINITIONS

1.1 In this agreement, including the Schedules other than Schedule 4, the following words and expressions have the meanings stated, unless they are inconsistent with the context:

     "Agreed Form"       a form agreed between the parties, a copy of which has
                              been initialled for the purpose of identification by their respective solicitors.

     "Associate"         (a)  (in relation to an individual):

                                    (i)  any relative, that is any issue,
                                         spouse, brother, sister or parent;

                                    (ii) any company which is, or may be,
                                         directly or indirectly controlled

                                         (within the meaning given in ICTA s840)
                                         by the individual or
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4                                         any relative, or by a any two or more
                                         of them;

                         (b) (in relation to a company) any Subsidiary or holding company of the company, and any other Subsidiary of any holding company of the company, "holding company" having the same meaning as in CA s736;

                              or this purpose a company is controlled by one or more persons if he or they exercise more than fifty per cent of the voting rights in it.

     "Business"  the business of the Group being video editing and distribution facilities for the broadcast, commercial, corporate and entertainment industry.

     "CA"  Companies Act 1985.

     "CAA"  Capital Allowances Act 1990.

     "Companies Acts"  CA, the former Companies Acts (within the meaning of CA
                              S735iii) and the Companies Act 1989.

     "Company"  TVP Group Plc incorporated in England and Wales under number
                              2448588 whose registered office is at Lynton
                              House, 7-2 Tavistock Square, London WC1H 9LT.

     "Company's Auditors"  Morley & Scott, Lynton House, 7-12 Tavistock
                              Square, London WC1 H 9LT,.
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5
     "Completion"  completion of the purchase of the Shares in accordance with clause 7.

     "Completion Date"  the date of this Agreement.

     "Consideration"  the aggregate of the Initial Consideration and the
                              Deferred Consideration.

     " Debt"  the aggregate amount owed by the Group Companies at the date of
                              Completion as set out in Appendix 1 in the Agreed Form.

     "Deed of Indemnity"  a deed in the form set out in Schedule 4.

     "Deferred Consideration"  the conditional consideration of up to
                              (Pounds)500,000 as provided in clause 3.6.

     "Disclosure Letter"  the disclosure letter, of today's date, from the
                              Vendors to the Purchaser.

     "Earn-Out Target"  an EBITDA of (Pounds)1,596,475 for the 12 month period commencing on the Completion Date subject to alteration as reasonably agreed between the parties in the event of a Third Party Acquisition.

     "EBITDA"  earnings before interest, taxes, depreciation and amortisation of the Company as reasonably determined by the parties or in the event of any dispute by the Company's accountants.

     "Encumbrance"  any mortgage, charge (whether fixed or floating), pledge, lien, option, right of pre-emption, right of retention of title or any other form of security interest or any obligation (including any conditional obligation)
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6

                              to create any of the same.

     "Escrow Account"  an account to be opened in the joint name of the
                              Purchaser's solicitors and Vendor's solicitors for the benefit of the parties hereto by the Escrow Agent subject to the provisions of clause 3.6 of this Agreement.

     "Escrow Agent"  Lawrence Graham and Harris Segal jointly.

     "Escrow Amount"  the amount of Deferred Consideration paid into the
                              Escrow Account (if any) in accordance with clause
                              3.6 of this Agreement.

     "Escrow Instructions"  the instructions to the Escrow Agent in the Agreed
                              Form.

     "FA"  Finance Act.

     "FRS"  a financial reporting standard issued or adopted by The Accounting
                              Standards Board Limited.

     "Group Companies or Group"  the Company and its Subsidiaries.

     "Guarantee"  the deed of guarantee from Four Media Company, a Delaware
                              Corporation to the Vendors in the Agreed Form.

     "Guarantor"  Four Media Company, a Delaware Corporation.

     "ICTA"  Income and Corporation Taxes Act 1988.

     "Initial Consideration"  (Pounds)5,500,000 payable in accordance with clause 3.1 and 3.3.

     "Intellectual Property Rights"  a patent, patent application, know-how, trade or service mark (whether registered or
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7
                              unregistered), trade or service mark application, trade name and logo, registered design, design right, copyright or other similar intellectual, industrial or commercial right.

     "IHTA"  Inheritance Tax Act 1984.

     "Last Accounts"  the audited balance sheet, as at the Last Accounts Date, and audited profit and loss account for the year ended on the Last Accounts Date of each Group Company, including in the case of the Company the audited consolidated balance sheet as at that date and the audited consolidated profit and loss account for that year, and the directors' report and notes.

     "Last Accounts Date"  31 December 1998 (being the date to which the Last
                              Accounts were prepared).

     "Planning Acts"  as defined in the Town and Country Planning Act 1990,
                              s.336.

     "Properties"  the properties of the Group Companies shortly described in
                              Schedule 5.

     "Purchaser's Accountants"  PricewaterhouseCoopers of 1 Embankment Place,
                              London.

     "Purchaser's Group"  the Purchaser, its subsidiaries and subsidiary undertakings, any holding company of the Purchaser and all other subsidiaries of any such holding company.

     "Purchaser's Solicitors"  Lawrence Graham of 190 Strand, London WC2R 1JN.
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8

     "Shares"  the 1,050,000 issued ordinary shares of (Pounds)1 each of the
                              Company.

     "Subsidiary"  a subsidiary as defined in CA s736.

     "Taxation"  the same meaning as in the Deed of Indemnity.

     "Third Party Acquisition"  means an acquisition by the Purchaser or a member of the Purchaser's Group of a business, firm or company in the United Kingdom which carries on a business which is similar to the Business.

     "TCGA"  Taxation of Chargeable Gains Act 1992

     "TMA"  Taxes Management Act 1970.

     "VATA"  Value Added Tax Act 1994.

     "Vendors' Accountants"  Morley & Scott, Lynton House, 7-12 Tavistock
                              Square, London WC1H 9LT.

     "Vendors' Solicitors"  Harris Segal of Lynton House, 7-12 Tavistock
                              Square, London WC1H 9LT

     "Warranties"  the agreements, obligations, warranties, representations and undertakings of the Vendors contained in this agreement including the warranties set out in
                              Schedule 3.

     "Warranty Claim"  a claim made by the Purchaser in writing for breach of any of the Warranties or a claim made by the Purchaser or a Group Company under the Deed of Indemnity.

1.2 Unless it is inconsistent with the context a reference to a statutory provision includes a reference to:
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9

       1.2.1 (any statutory amendment, modification, consolidation or re-enactment (whether before or after the date of this agreement);

       1.2.2 any statutory instruments or subordinate legislation or orders made pursuant to the statutory provision;

       1.2.3 statutory provisions of which the statutory provision is an amendment, modification, consolidation or re-enactment;

              but does not include a substituted provision.

1.3 A reference to the Vendors includes, where appropriate, their personal representatives.

1.4 A reference to an SSAP is a reference to a statement of standard accounting practice adopted by The Accounting Standards Board Limited.

1.5 Words denoting the singular include the plural and vice versa; words denoting one gender include all genders; words denoting persons include corporations and vice versa.

1.6 Unless otherwise stated, a reference to a clause, sub-clause or Schedule is a reference to a clause or sub-clause of, or Schedule to, this agreement.

1.7 Clause headings in this agreement and in the Schedules are for ease of reference only and do not affect the construction of any provision.

1.8 Where clauses or paragraphs in this Agreement and the Schedules contain the expression "so far as the Vendors are aware" or "to the best of the Vendors' knowledge" or a phrase having a similar meaning or effect, they shall be deemed to be followed by the words "having made due and careful enquiry in every case".

2.     AGREEMENT FOR SALE

2.1  Subject to the terms and conditions of this agreement, the Vendors and the
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10

     Minority Vendors shall sell with full title guarantee and the Purchaser shall purchase the Shares free from all claims or Encumbrances with all rights attaching to them, with effect from the date of this agreement.

2.2 The Vendors and the Minority Vendors waive any pre-emption rights they may have in relation to any of the Shares, whether under the articles of association of the Company or otherwise.

3.   purchase consideration

3.1 The Initial Consideration for the Shares shall be paid in cash to the Vendors or as they shall direct at Completion in accordance with clause 4.7.

3.2 The sum of (Pounds)1 shall be paid into the Escrow Account at Completion in accordance with clause 4.6.

3.3 Subject to clause 3.5 and 3.6 below the Purchaser shall pay the Deferred Consideration into the Escrow Account.

3.4 The Vendors shall receive the Consideration in proportion to their holdings of the Shares.

3.5 If, prior to settlement of any part of the Deferred Consideration, the Purchaser makes a Warranty Claim, it may set off the aggregate amount claimed against the Deferred Consideration. A set-off in or towards satisfaction of a claim made by the Purchaser shall not prejudice or affect any other rights or remedies for the purpose of recovering any amount due to it from the Vendors.

3.6 Subject to Completion, the Deferred Consideration shall be payable by the Purchaser into the Escrow Account as follows:

       3.6.1 In the event of the Purchaser or a member of the Purchaser's Group acquiring a Third Party Acquisition prior to the expiry of the 12 month period from completion the Purchaser shall forthwith pay (Pounds)250,000 into
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11

              the Escrow Account as part of the Deferred Consideration on completion of such Third Party Acquisition.

       3.6.2 The Purchaser shall pay the balance of the Deferred Consideration taking into account of the payment, if any, referred to in clause
              3.6.1 above, and conditional upon the Company achieving in the 12 month period after Completion the Earn Out Target as soon as practicable after such 12 month period into the Escrow Account provided that the Company may at its absolute discretion (and for the avoidance of doubt the Vendors hereby acknowledge that the Purchaser has no legal obligation whatsoever so to do if the Earn Out Target is not achieved in accordance with this clause) pay a part or all of the Deferred Considation into the Escrow Account if the Earn Out Target is not achieved.

       3.6.3 Subject to sub-clauses 3.6.4 and 3.6.5 below, in the event that the Deferred Consideration is paid by the Purchaser pursuant to the provisions of sub-clauses 3.6.1 and 3.6.2 above the Purchaser undertakes to procure that the Escrow Agents shall pay to the Vendor the Escrow Amount and any interest accrued thereon (less any tax that may be deducted therefrom) to the Vendor on the date being 24 months after the Completion Date.

       3.6.4 In the event of a Warranty Claim being made against the Vendors within 24 months of the date of Completion an amount which is equivalent to the value of such claim (together with such further reasonable sum to cover costs estimated by the Purchaser to be properly incurred in relation to such claim and the interest which may accrue upon such retention) shall be retained in the Escrow Account until such claim is settled or lapses in accordance with the provisions of clause 5.8.

       3.6.5 If an amount becomes payable by the Vendors in respect of a Warranty Claim which has not been fully satisfied by the Vendors the Escrow
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12

              Agents shall pay the Purchaser the amount of such claim or the outstanding balance from the Escrow Account together with any interest which has arisen on such balance.

       3.6.6 Sub-Clauses 3.6.4 and 3.6.5 shall not prejudice or affect any other rights or remedies of the Purchaser for the purpose of recovering any amount due to it from the Vendors.

4.     completion

4.1 Completion shall take place at the offices of the Vendor's Solicitors immediately following execution of this agreement when, subject to clause 4.7, all the transactions mentioned in sub-clauses 4.2 to 4.5 shall take place.

4.2    The Vendors shall deliver to the Purchaser:

       4.2.1 duly completed and signed transfers in favour of the Purchaser, or as it directs of the Shares, together with the relative share certificates;

       4.2.2 duly completed and signed transfers in favour of the Purchaser, or as it directs, of all shares of the Subsidiaries of the Company not registered in the name of a Group Company, together with the relative share certificates;

       4.2.3  the Deed of Indemnity duly executed by the Vendors;

       4.2.4 the resignations of those directors notified by the Purchaser to the Vendors and the secretary from their respective offices in each Group Company, with a written acknowledgement from each of them, executed as a deed in such form as the Purchaser requires, that he has no claim against the Group Companies in respect of breach of contract, compensation for loss of office, redundancy or unfair dismissal or on any other grounds;
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13

       4.2.5 the resignation of the auditors of each Group Company confirming that they have no outstanding claims and containing a statement under CA s394 (1) that there are no such circumstances as are mentioned in that section;

       4.2.6 if the Purchaser so requires, a power of attorney executed by each of the Vendors in favour of the Purchaser empowering the Purchaser to exercise the Vendors' rights as shareholders of the Company pending the stamping and registration of the transfers referred to in clause 4.2.1;

       4.2.7 duly executed service agreement between the Vendors and the Company in Agreed Form;

       4.2.8  duly executed Escrow Instructions;

4.3  There shall be delivered or made available to the Purchaser:

       4.3.1 the statutory books, books of account and documents of record of each Group Company, complete and up-to-date, and their certificates of incorporation and common seals;

       4.3.2  the title deeds relating to each of the Properties;

       4.3.3 all documents of title relating to investments owned by each Group Company;

       4.3.4 all the current cheque books of each Group Company, together with current statements of all its bank accounts with a reconciliation to Completion, and the appropriate forms to amend, in such manner as the Purchaser requires, the mandates given to the relevant bank;

       4.3.5 written confirmation from each of the Vendors that there are no subsisting guarantees given by a Group Company in favour of such Vendors or any of their Associates and that, after compliance with clause
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14

              4.4, none of the Vendor or their Associates will be indebted to a Group Company; and

       4.3.6  the Guarantee duly executed by the Guarantor.

4.4 Each Vendor shall repay, or procure to be repaid, all monies owing at Completion to the Group Companies from the directors of any Group Company and their Associates and from the Vendors and their Associates, whether due for payment or not.

4.5    Meetings of each Group Company shall be held at which:

       4.5.1 such persons as the Purchaser nominates are appointed additional directors;

       4.5.2  (in the case of the Company) the transfers referred to in clause
              4.2.1 are approved (subject to stamping);

       4.5.3 (in the case of the Subsidiaries of the Company) the transfers referred to in clause 4.2.2 are approved (subject to stamping); and

       4.5.4 the resignations referred to in clauses 4.2.4 and 4.2.5 are submitted and accepted

4.6    Upon completion of the matters referred to in clauses 4.2 to 4.5:

       4.6.1  the Purchaser shall:

              4.6.1.1 deliver to the Purchaser a duly completed copy of the Escrow Instructions;

              4.6.1.2 transfer or procure the transfer by way of electronic funds transfer to such account as the Vendor's Solicitors may direct the Initial Consideration and the sum of (Pounds)1 (in cash) into the Escrow Account.
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15

       4.6.2 On receipt by the Company of sufficient funds from the Purchaser to repay the Debt, the Vendors shall procure the delivery to the Purchaser of duly executed releases or discharges by any chargee in the Agreed Form discharging all mortgages, debentures or charges entered into by any Group Company and/or affecting its property, undertakings, assets and goodwill.

4.8 The Purchaser shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed in accordance with this agreement.

4.9 The Purchaser may, in its absolute discretion, waive any requirement contained in clauses 4.2 to 4.6, or may waive any requirement on condition that all or any of the Vendors give, on Completion, a written undertaking to the Purchaser in form and substance as it requires. The Vendors shall duly and punctually comply with any undertaking given by them.

5.     WARRANTIES AND INDEMNITY BY THE VENDORS

5.1  The Vendors jointly and severally warrant to the Purchaser that:

       5.1.1 each Vendor and Minority Vendor has full power and authority to enter into and perform this agreement and the Deed of Indemnity which constitute, or when executed will constitute, binding obligations on him in accordance with their respective terms;

       5.1.2 the Shares constitute the whole of the issued and allotted share capital of the Company;

       5.1.3 no change will be made prior to Completion to any of the rights attached to the Shares;

       5.1.4 there is no pledge, lien or other encumbrance on, over or affecting the Shares and there is no agreement or arrangement to give or create any

16

              such encumbrance and no claim has been made by any person to be entitled to any of the foregoing;

       5.1.5 the Vendors and the Minority Vendors will be entitled to transfer the full legal and beneficial ownership of the Shares to the Purchaser on the terms of this agreement without the consent of a third party;

       5.1.6 the Subsidiaries listed in Schedule 2 are all of the trading Subsidiaries of the Company;

       5.1.7 the information in Schedule 2 relating to the Group Companies is true and accurate;

       5.1.8 the Company or (where specified) a Subsidiary of the Company is the sole beneficial owner of the shares in the Subsidiaries of the Company listed in the last column of Part 2 of Schedule 2, free from encumbrance;

       5.1.9 save as fully and fairly set out in the Disclosure Letter, the Warranties are true and accurate in all respects;

       5.1.10 the contents of the Disclosure Letter, and of all accompanying documents, are accurate in all respects and fully and clearly disclose every matter to which they relate.

5.2 The Minority Vendors severally warrant to the Purchaser in the terms of clauses 5.1.1, 5.1.2, 5.1.4 and 5.1.5 above, in respect of the number of the Shares set opposite their respective names in Column 3 of Schedule 1 provided that in no event will their respective liabilities exceed the sum of (Pounds)1 in relation to any claim made pursuant to this clause 5.2.

5.3 Each of the Warranties is without prejudice to any other Warranty and, except where expressly stated otherwise, no warranty governs or limits the extent or application of any other warranty.
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17

5.4 The rights and remedies of the Purchaser in respect of a breach of the Warranties shall not be affected by Completion, by investigations made by or on behalf of the Purchaser into the affairs of any Group Company, by the Purchaser rescinding, or failing to rescind, this agreement, or failing to exercise or delaying the exercise of any right or remedy, or by any other event or matter, except a specific and duly authorised written waiver or release, and no single or partial exercise of any right or remedy shall preclude any further or other exercise.

5.5 None of the information supplied by a Group Company or its professional advisers to the Vendors, or their agents, representatives or advisers, in connection with the Warranties and the contents of the Disclosure Letter, or otherwise in relation to the business or affairs of a Group Company, shall be deemed a representation, warranty or guarantee of its accuracy by the Group Company to the Vendors, and the Vendors waive any claims against the Group Company which they might otherwise have in respect of it.

5.6 The Vendors jointly and severally undertake to the Purchaser (for itself and as trustee for each Group Member) to indemnify it and each Group Company against diminution in the value of the assets of, and payment necessarily made or required to be made by, a Group Company or the Purchaser as a result of or in connection with, a breach of the Warranties, or required to put the Group Company in the position in which it would have been had there been no breach of the Warranties and against any resulting costs and expenses reasonably incurred by it. This indemnity shall be without prejudice to other rights and remedies of the Purchaser in relation to the breach.

5.7 Each of the Vendors undertakes, in relation to any Warranty which refers to the knowledge, information or belief of the Vendors, that he has made fully enquiry into the subject matter of that Warranty and that he does not have the knowledge, information or belief in question.

5.8 Notwithstanding any rule of law or equity to the contrary, any release, waiver or
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18

     compromise or other arrangement which the Purchaser agrees to or effects in relation to one of the Vendors in connection with this agreement, and in particular the Warranties, shall not affect the rights and remedies of the Purchaser as regards any other of the Vendors.

5.9 The provisions of this sub-clause shall operate to limit the liability of the Vendors under or in connection with the Warranties the said liability of the Vendors being hereinafter referred to as "such liabilities".

       5.9.1 No claim in respect of any such liabilities shall be made by the Purchaser in the absence of fraud after expiration of a period of 2 years from the date hereof (or in the case of such liabilities arising under the covenants of taxation and the warranties set out in clauses 5.1.1, 5.1.2, 5.1.4 and 5.1.5 above for a period of 7 years from the date hereof) unless during the said respective period 7 years and 2 years the Vendors give prior written notice to the Purchaser identifying the nature and substance of the claim.

       5.9.2 The Vendors shall not be liable for any claim in respect of any such liabilities unless the amount of each and every claim exceeds (Pounds)10,000 in which case the Vendors shall be liable for the entire amount and not just the excess.

       5.9.3 The aggregate amount of such liabilities shall not exceed the Consideration together with all costs and expenses incurred by or on behalf of the Purchaser in relation to any claims made by it.

       5.9.4 If either the Purchaser or the Company recovers any sum from any third party (whether by payment discount set-off or otherwise) as a direct result of a claim having been made in respect of such liabilities and the sums so recovered would not have been paid by the third party to the Purchaser and/or the Company then the liability of the Vendors shall be reduced by the full amount of the funds so recovered.
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       5.9.5  If the Purchaser and/or the Company makes a warranty claim in respect of such liabilities the parties shall use all reasonable endeavours to settle any claim within a period of 15 months of making such claim. If during the period of 15 months the claim has neither been agreed, settled or withdrawn and no Court proceedings have been issued and served on the Vendors then the claim shall be deemed to have lapsed.

       5.9.6 If the Purchaser shall become aware of any claim in respect of such liabilities it shall use all reasonable endeavours to give written notice thereof as soon as reasonably practicable and in any event, within 45 days of becoming so aware, to the Vendors and shall (provided that the Vendors shall indemnify and secure the Purchaser and/or the Company to the Purchaser's satisfaction against any liability for costs damages or expenses which may be incurred thereby) take such action as the Vendors may reasonably request to avoid, resist, mitigate or compromise the claim and provided further that subject to Clause 5.9.1 above, failure to give notice in accordance with this clause will not preclude the Purchaser's right to bring a Warranty Claim.

       5.9.7 No claim in respect of such liability shall be made to the extent that the amount of such liabilities in respect of which the claim is made has been caused or increased by a voluntary omission or transaction entered into after Completion by the Company at the direction of the Purchaser or the Purchaser's Group otherwise than in the ordinary course of business (and without limitation those matters referred to in clause 5.2 of the Deed of Indemnity shall not be regarded as being in the ordinary course of the business) and which such transaction could have reasonably been avoided and which the Purchaser knew or ought reasonably to have known would have caused or increased such liabilities.

       5.9.8 Without prejudice to the rights and remedies available to the related insurers no claim in respect of such liability shall be made to the extent

20

              that the amount of such claim is fully recovered by the policy of insurance effected by or for the benefit of the Company net of expenses and any increase in the insurance premium of the Company as a result of such claim.

       5.9.9 The Purchaser shall not be entitled to recover damages more than once in respect of any breach of the Warranties provided such damages are recovered in full.

       5.9.10 The Vendors shall not be liable in respect of a claim in respect of such liabilities:

              (a) to the extent that it arises or to the extent that it is increased as a result of any change in the basis or method of application or calculation of, or any increase in rates of taxation after the date of this Agreement or the passing of any legislation or making or any subordinate legislation or any change of accounting practise or principles coming into force after the date of this Agreement in all cases without retrospective effect;

              (b) to the extent that it is provided for and included as a liability or otherwise disclosed in the Last Accounts;

              (c) to the extent that it relates to any liability to taxation arising in the normal and ordinary course of the business of the Company since the Last Accounts Date.

              (d) to the extent that such liability arises by a change in the law after the date of this Agreement whether with or without retrospective effect.

6.     assignment and successions

6.1 If any of the Shares are sold or transferred to any member of the Purchaser's
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21

       Group, the benefit of each of the Warranties may be assigned to the purchaser or transferee who shall accordingly be entitled to enforce each of the Warranties against the Vendors as if he were named in this agreement as the Purchaser.

6.2 This agreement binds each party's successors and assigns and personal representative (as the case may be).

6.3 The Purchaser shall be entitled to assign the benefits of this Agreement to any member of the Purchaser's Group.

6.4 Except as expressly provided above, none of the rights of the parties under this agreement or the Warranties may be assigned or transferred.

7.   restrictive agreement

7.1 To assure to the Purchaser the full benefit of the business and goodwill of the Group Companies, each of the Vendors undertakes by way of further consideration for the obligations of the Purchaser under this agreement, as separate and independent agreements, that he will not:

       7.1.1 disclose to any person, or himself use for any purpose, and shall use all reasonable endeavours to prevent the publication or disclosure of, information concerning the businesses, accounts or finances of the Group Companies, or their clients' or customers' transactions or affairs, of which he has knowledge;

       7.1.2 for four years after Completion, either on his own account or for another person, directly or indirectly solicit, interfere with or endeavour to entice away from a Group Company a person who, to his knowledge, is, or has during the past two years been, a client, customer or employee of, or in the habit of dealing with, a Group Company;

       7.1.3 for four years after Completion, either alone or jointly with, or as manager, agent for or employee of, another person, directly or indirectly

22

              carry on or be engaged, concerned or interested within 100 miles of the Company (a) in the business of the provision of post-production services to the television, film and video industries; or (b) in any other business similar to any business now carried on by a Group Company.

7.2 As regards those of the Vendors who are to enter into service agreements with the Company (the "Service Agreements"), the provisions of clauses
     7.1.2 and 7.1.3 shall continue in force for the period of four years as stated therein or until the expiry or termination of the restrictions imposed on such Vendor by the Service Agreements (as extended or varied from time to time), whichever is the longer.

7.3  The Vendors agree that the covenants and undertakings contained in clause
     7.1 are reasonable and are entered into for the purpose of protecting the goodwill of the business of the Group Companies and that accordingly the benefit of the covenants and undertakings may be assigned by the Purchaser and its successors in title without the consent of the Vendors.

7.4 Each covenant and/or undertaking contained in clause 7.1 shall be construed as a separate covenant or undertaking. If one or more of the covenants and/or undertakings is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade, the remaining covenants and undertakings shall continue to bind the Vendors.

7.5 If any covenant or undertaking contained in clause 7.1 were void but would be valid if the period of application were reduced or if some part of the covenant or undertaking were deleted, the covenant or undertaking in question shall apply with such modification as is necessary to make it valid.

8.   release of the vendors as personal guarantors

8.1 The Purchaser undertakes to use its reasonable endeavours to do all such acts following Completion as shall be reasonably necessary to release the Vendors from their current personal guarantees in respect of the leases of the Properties which the

23

     Vendors have given prior to the Completion Date for the benefit of the Company and notified to the Purchaser in the Agreed Form and the Purchaser hereby covenants and undertakes that it shall indemnify each of the Vendors in respect of any claim, costs, damages and penalties which may arise as a result of such personal guarantees continuing after Completion and under which a claim is made as a result of the default of the Company or any Group Company.

9.     VEndor's undertaking

9.1 The Vendors shall at their own cost procure that application is made within 14 days from the date of this Agreement for the registration at H.M. Land Registry of TVP Videodubbing Limited as the registered proprietor of the leasehold estate created by the lease of premises at 91/101 Oxford Street described in Schedule 5 and shall use all reasonable endeavours to complete such registration as soon as shall be practicable.

9.2 The Vendors undertake to indemnify and keep the Purchaser indemnified in respect of any liability incurred by the Company or the Purchaser which arises out of:

       9.2.1 any alteration to the share capital of the Company within one month prior to the Completion Date whether such alteration was by way of an increase of the authorised and issued share capital of the Company or the issue of shares of the Company by dividend or otherwise; and

       9.2.2 any of the Vendors or Minority Vendors being in breach of any or all of the Warranties set out in clauses 5.1.1, 5.1.3, 5.1.4 and
              5.1.5 of this Agreement.

10.    ANNOUNCEMENTS

       No announcement shall be made in respect of the subject matter of this agreement, except as specifically agreed between the parties, unless an announcement is required by law or the Stock Exchange. An announcement by the Purchaser shall in any event be issued only after prior consultation with the Vendors.

24

11.    Costs

11.1 Subject to clause 11.2, all expenses incurred by or on behalf of the parties, including all fees of agents, representatives, solicitors, accountants and actuaries employed by any of them in connection with the negotiation, preparation or execution of this agreement, shall be borne solely by the party who incurred the liability, and no Group Company shall have any liability in respect of them and the Vendors undertake to indemnify the Purchaser for any such costs incurred by the Company on their behalf.

12.    communications

12.1 All communications between the parties with respect to this agreement shall:

       12.1.1 be delivered by hand, or sent by post to, the address of the addressee as set out in this agreement or to such other address (being in Great Britain) as the addressee notifies for the purpose of this clause; or

       12.1.2 be sent by facsimile transmission or by electronic mail at such numbers and addresses as notified for the purpose of this clause.

12.2   Communications shall be deemed to have been received as follows:

       12.2.1 if sent by post - 3 business days in the country of receipt after posting;

       12.2.2 if delivered by hand - on the day of delivery, if delivered at least 2 hours before the close of business hours on a business day, and otherwise on the next business day;

       12.2.3 if sent by facsimile transmission or electronic mail - at the time of transmission, if received at least 2 hours before the close of business hours on a business day, and otherwise on the next business day.

       For this purpose, a "business day" means a day on which the clearing banks in the City of London are open or, where relevant clearing banks in the United States of

25

       America are open for business and "business hours" mean between the hours of 09.00 and 18.00 inclusively local time.

13.    INVALIDITY

13.1 If a term in or provision of this agreement is held to be illegal or unenforceable, in whole or in part, under an enactment or rule of law, it shall to that extent be deemed not to form part of this agreement and the enforceability of the remainder of this agreement shall not be affected.

14.    COUNTERPARTS

14.1 This agreement may be executed in any number of separate counterparts, each of which when executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

15.    PROPER LAW

15.1 The construction, validity and performance of this agreement shall be governed by the laws of England and the parties submit to the non-exclusive jurisdiction of the English Courts.

       Signed by the parties as a deed on the date of this agreement.

IN WITNESS whereof this Agreement has been entered into the day and year first above written.

SIGNED by Jess A. Brown       )
                              )
for and on                    )
behalf of Four Media Company  )
(UK) Limited                  )



SIGNED by                     )
NICHOLAS PAUL PANNAMAN        )
                              )
in the presence of:           )



SIGNED by                     )
SIMON PAUL KAY                )
                              )
in the presence of:           )



SIGNED by                     )
SUSAN PANNAMAN                )
                              )
in the presence of:           )



SIGNED by                     )
JACQUELINE MARY WINSTON       )
                              )
in the presence of:           )



SIGNED by NICK PANNAMAN       )
as Sole Trustee               )
of NP PANNAMAN ACCUMULATION   )
AND MAINTENANCE SETTLEMENT    )
in the presence of:-          )

SIGNED by NICK PANNAMAN       )
as Sole Trustee               )
of SP PANNAMAN ACCUMULATION   )
AND MAINTENANCE SETTLEMENT    )
in the presence of:-          )